 ASSET ACQUISITION AGREEMENT

dated as of April 20, 2011

For the Acquisition of

Substantially all of the

Assets of

ROCHESTER POWER SAVER, INC.

by

XZERES WIND CORP.

ASSET ACQUISITION AGREEMENT

THIS ASSET ACQUISITION AGREEMENT (this “Agreement”) is made as of April _____, 2011 by and among XZERES WIND CORP., a Nevada corporation (“Buyer”), and ROCHESTER POWER SAVER, INC., a New York corporation (the “Company”); MICHAEL DANA, (“Michael”); and LISETTE DANA (Lisette”) (Michael and Lisette are hereinafter jointly referred to herein as the “Shareholders” and individually as a “Shareholder”; and the Company and the Shareholders are hereinafter jointly referred to as the “Sellers” and individually as a “Seller”).

RECITALS

A. The Company is in the business (the “Business”) of manufacturing devices which control the high cost of electricity.

B. Buyer and Sellers desire to enter into this Agreement whereby Buyer will purchase substantially all of the assets of the Company.

C. The Shareholders are the sole shareholders of the Company.

AGREEMENT

In consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the respective meanings set forth below:

Agreement has the meaning set forth in the Preamble hereof.

Affiliate means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with the subject Person or (ii) any officer, director, trustee, managing member or general partner of the subject Person, provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

Assumed Liabilities has the meaning set forth in Section 2.3 hereof.

Balance Sheet means the balance sheet of the Company included within the Financial Statements dated March 31, 2011.

Balance Sheet Date means the date of the Balance Sheet.

Business has the meaning set forth in the Recitals hereof.

Business Day means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by Law to close in the State of Nevada.

Buyer Indemnified Party has the meaning set forth in Section 10.1 hereof.

Buyer has the meaning set forth in the Preamble hereof.

Buyer Stock shall mean the stock of the Buyer being delivered to the Seller as part of the Purchase Price.

Cash Assets means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of the Company.

CAN-SPAM Act has the meaning set forth in Section 4.15.7 hereof.

Claim Notice has the meaning set forth in Section 10.3.1 hereof.

Closing has the meaning set forth in Section 8.1 hereof.

Closing Date has the meaning set forth in Section 8.1 hereof.

Company means Rochester Power Saver, Inc., a New York corporation.

Confidential Information has the meaning set forth in Section 11.4 hereof.

Consent means any approval, consent, ratification, permission, or authorization (including any Governmental Authorization), or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

Consulting Agreement shall mean that certain consulting agreement between the Buyer, the Company and Michael pursuant to which the Buyer shall retain the Company as a consultant.

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Contract means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, franchise agreements, sales agreements, brokerage agreements, distribution agreements, supplier agreements, advertising agreements, employment agreements, consulting agreements, independent contractor agreements, sales representative agreements, dealer agreements, agency agreements, manufacturer’s representative agreements, any agreement relating to the payment of commissions, collective bargaining agreements (or any agreement with a labor union), non-competition agreements, non-solicitation agreements, confidentiality agreements, leases, subleases, service agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, indentures, guaranties, indemnities, warranties, joint venture agreements, buy-sell agreements, options, warrants and stockholder agreements (and any other agreement with equity holders of any Person).

Contract Right means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

Copyrights has the meaning set forth in Section 4.15.1 hereof.

Defense Counsel has the meaning set forth in Section 10.3.1 hereof.

Defense Notice has the meaning set forth in Section 10.3.1 hereof.

Direct Claim has the meaning set forth in Section 10.4 hereof.

Division shall mean that division or subsidiary of the Buyer which is established by the Buyer to continue the Business conducted prior to the Closing Date by the Company.

Documentation means all existing and current user manuals, design specifications, system flow charts, program flow charts, schematics, file layouts, report layouts, screen layouts, test results, activity or tracking logs or reports, other logs, and other installation, instructional, trouble shooting, customer service and training materials and all other existing documentation, system and user materials used by or on behalf of the Company to develop, demonstrate, reproduce, maintain, modify, enhance or use the Software and/or any of the Websites.

Domain Names has the meaning set forth in Section 4.15.1 hereof.

Effective Time has the meaning set forth in Section 8.1 hereof.

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Employee Benefit Plan means any of the following (whether written, unwritten or terminated): (a) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee).

Encumbrance means mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest (including any community property interest or equitable interest), easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts or any restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Environmental and Safety Requirements has the meaning set forth in Section 4.19.5 hereof.

ERISA means the Employee Retirement Income Security Act of 1974, as amended

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Assets shall have the meaning set forth in Section 2.2.

Excluded Liabilities shall have the meaning set forth in Section 2.4.

GAAP means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied in accordance with past practices.

Governmental Authorization means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Laws.

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Governmental Body means any:

(a) foreign, federal, state, county, municipal, city, town village, district, or other jurisdiction or government of any nature;

(b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or

(c) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

Guarantee by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person, and without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” used as verb has a correlative meaning.

Hazardous Materials has the meaning set forth in Section 4.19.5 hereof.

Indebtedness of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligations in accordance with GAAP for all or any part of the deferred purchase price of property or services (other than trade payables), (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or non-compete payments, or (vi) under interest rate swap, hedging or similar agreements, or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness and (B) any and all amounts owed by the Company to any of its Affiliates including, without limitation, the Shareholder or any of his Affiliates.

Indemnified Party has the meaning set forth in Section 10.3.1 hereof.

Indemnifying Party has the meaning set forth in Section 10.3.1 hereof.

Insurance Policies has the meaning set forth in Section 4.14 hereof.

Inventory means all inventory which related to the Business, including, but not limited to, raw materials, work in process, finished products, goods, spare parts, replacement and component parts, books, periodicals, merchandise for resale, packaging and shipping materials, office, operating and other supplies, whether or not located at the Company’s place of business.

IRC means the Internal Revenue Code of 1986, as amended, or any successor Law, and the regulations issued by the IRS pursuant thereto.

IRS means the United State Internal Revenue Service or any successor agency, and to the extent relevant, the United States Department of the Treasury.

Judgment means any order, writ, injunction, citation, award, decree or other judgment of any nature by any Governmental Body.

Laws means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation, ordinance or guideline, including common law and including laws, rules and regulations regarding zoning, occupational safety, environmental protection, and employment practices.

Losses has the meaning set forth in Section 10.1 hereof.

Malicious Code has the meaning set forth in Section 4.15.6 hereof.

Material Adverse Effect means any change or effect that (a) individually or when taken together with all other changes or effects that have occurred during any relevant period of time prior to the date of determination of the occurrence of such change or effect, is or could reasonably be expected to be materially adverse to the Business, its prospects, employee relations or the condition (financial or otherwise) or results of operations of the Company or the Business, or (b) materially adversely affects the ability of the Sellers to perform their obligations under this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Net Royalty shall have the meaning ascribed to such term in Section 3.4 hereof.

Object Code means codes resulting from the translation or processing of the Source Code by a computer into machine language or intermediate code, which is thus in a form not convenient for human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

Obligation means any debt, liability or obligation of any nature, whether secured or unsecured, recourse or nonrecourse, liquidated or unliquidated, accrued or unaccrued, absolute, fixed or contingent, ascertained or unascertained, direct or indirect, choate or inchoate, perfected or unperfected, known or unknown, or otherwise, whether due or to become due.

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Order means any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issues, made or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

Ordinary Course of Business: an action taken by a Person will be deemed to be in the “Ordinary Course of Business” only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

Organizational Documents means (a) the articles or certificate of incorporation and the by-laws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership), and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (c) any amendment to any of the foregoing.

Patents has the meaning set forth in Section 4.15.1 hereof.

Permit means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

Person means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or government (whether federal, provincial, state, county, city, or otherwise, including, but not limited to, any instrumentality, division, agency or department thereof).

Personal Property means any machinery, equipment, vehicles, trucks, furnishings, furniture, leasehold improvements, office equipment, computer equipment, parts, tools, dies, supplies, and all other tangible personal property of any nature (including without limitation any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person).

Personal Property Leases means all leases of Personal Property to which the Company is a party and which relate to the Business or the Transferred Assets.

Pre-Closing Period has the meaning set forth in Section 6.1 hereof.

Proceeding means any claim, suit, litigation, arbitration, hearing, audit, charge, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.

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Proprietary Rights of any Person means all intellectual property, confidential information, and proprietary information of such Person, including, but not limited to, (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and corporate names, together with the good will of the business associates with and symbolized by such trademarks, service marks, trade dress, trade names and corporate names, in each case whether or not registered; (c) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions and renewals for any of the terms listed in clauses (b) and (c); (e) trade secrets; (f) Websites; (g) all computer programs, including operating systems, applications, routines, interfaces, and algorithms, whether in Source Code or Object Code; (h) lists of customers and potential customers (including any lists of electronic mail addresses of customers and potential customers); ideas; formulae; compositions; know-how; manufacturing and production processes and techniques; research and development information; artwork and graphic design; mastheads; photographs; negatives; manuscripts; drawings; specifications; list of suppliers and service providers; pricing and cost information and records; blueprints; proofs; surveys; test reports; manuals; standards; catalogs; production methods; financial business, sales and marketing proposals, research, data, and plans; improvements; technical and computer data; databases; documentation; Software; promotional materials and related information; and other intellectual property, confidential information and proprietary rights, in each case in any medium, including digital, and in any jurisdiction, together with all causes of action, judgment, settlements, claims and demands of any nature related thereto, including the right to prosecute any past infringements or other violations thereof.

Purchase Price has the meaning set forth in Section 3.1 hereof.

Registrar shall have the meaning set forth in Section 9.3 hereof.

Representatives means officers, directors, agents, attorneys, accountants, advisors and representatives.

Required Consents means those Consents required to consummate the transactions contemplated by this Agreement.

Restricted Period has the meaning set forth in Section 11.2 hereof.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Sellers’ Closing Costs means all fees, costs and expenses (including all fees and expenses of Sellers’ legal, accounting and other professional advisors) that are directly related to the transaction contemplated by this Agreement to the extent incurred by Sellers, including (a) all payments required to obtain third party consents and expense incurred by Sellers in connection with transactions contemplated hereby and (b) all change of control payments due by Sellers to any Person under any plan, agreement or arrangement of Sellers, which liability, in each case, is payable or becomes due as a result of the consummation of the transactions contemplated hereby, including all Taxes which are payable by Sellers in connection with the payment of such liability.

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Seller Indemnified Party has the meaning set forth in Section 10.2 hereof.

Software means (i) all software programs and applications and reusable software modules or templates developed by or on behalf of, or owned by, the Company and intended for sale, license or use by the Company, on a stand alone basis or as part of a client engagement, including all enhancements, versions, releases and updates of such products, and (ii) any other software products in development by the Company, regardless of the products’ state of development; in each case, excluding any portions thereof which comprise Third Party Software.

Source Code means code suitable for reading or reproduction by computer and/or photocopying equipment, consisting of a full source language statement for the Software, including, but not limited to, any programmers’ comments, any maintenance documentation, a master diskette or tape, duplicating instructions, and any and all other existing materials reasonable required to enable reasonably skilled programmers to use the Software.

Subsidiary means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustee thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director, managing member or general partner of such limited liability company, partnership, association, or other business entity.

Tax means any and all federal, state, local or foreign taxes, assessments and other governmental charges based on or measured by gross receipts, income, profits, sales, use and occupation, and franchise, estimated, alternative minimum, add-on minimum, sales, use, real or immovable property, personal or movable property, intangible property, social security, employment, unemployment, payroll, deductions at source, employee or other withholding, including any interest, penalties or additions to tax or additional amounts in respect of the forgoing; whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether by Law, contractual agreement, or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary, or similar group.

Tax Returns means returns (including information returns), declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed with, or submitted to, any Governmental Body, in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

Territory has the meaning set forth in Section 11.2 hereof.

Third Party Claim has the meaning set forth in Section 10.3.1 hereof.

Third Party Marks has the meaning set forth in Section 4.15.7 hereof.

Third Party Software means any (i) off-the-shelf software and/or (ii) any software utility, tool, application or program, which was not developed at the specific request or direction of the Company, including, but not limited to, the Source Code therefore and the Object Code and Documentation of or relating thereto.

A claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any notice, demand or statement has been given or made in writing, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

Trademarks has the meaning set forth in Section 4.15.1 hereof.

Transaction Documents means each agreement, document, certificate and instrument being delivered pursuant to this Agreement.

Transferred Assets shall have the meaning set forth in Section 2.1 hereof.

Websites means all series of interconnected pages on the World Wide Web, documents, files, content, written materials, graphics and designs, formatted using HTML code or another web-based code, located at, or otherwise intended to be accessible by Internet users with web browsers visiting, uniform resource locators comprises of one of the domain names listed on Schedule 4.19.1 and all content, information and other materials associates therewith, including, but not limited to, (i) any computer software, script, programming code, formatting code, data, methodologies and processes used in the operation thereof or otherwise related thereto; (ii) all versions, works in process, updates, fixes, enhancements, and releases thereof; (iii) all mirror sites associates with the foregoing; and (iv) all copyrights, trademarks, trade secrets and other intellectual property, in any jurisdiction, inherent in the forgoing or appurtenant thereto.

ARTICLE 2

TRANSFER OF ASSETS

2.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase from the Company, all right, title and interest of the Company in and to all of the properties, assets and rights of any nature, kind and description, tangible or intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, and whether now existing or hereafter acquired (other than Excluded Assets and Excluded Liabilities), relating to, required for, or used or held for use in connection with the Business as the same may exist on the Closing Date (collectively, the “Transferred Assets”), including without limitation all items in the following categories that conform to the definition of “Transferred Assets:”

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2.1.1 All right, title and interest of the Company in and to the Business as a going concern;

2.1.2 Cash Assets;

2.1.3 All Accounts Receivable;

2.1.4 All credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of any kind and character;

2.1.5 All Inventory, whether on-site, on consignment or on order, including Inventory held at any location controlled by the Company or third parties and Inventory previously purchased and in transit to the Company at such locations;

2.1.6 All rights in and to products sold or leased (including without limitation products hereafter returned or repossessed and unpaid rights of rescission, replevin, reclamation and right to stoppage in transit);

2.1.7 All Personal Property and all rights under all Personal Property leases, including any capital leases;

2.1.8 All of the Company’s Real Property and, to the extent transferable, all licenses, permits, approvals and qualifications relating to the Real Property issued to the Company by any Governmental Body;

2.1.9 All of the rights of the Company under all Contracts, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such Contracts and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Contracts;

2.1.10 All books, records, manuals and other materials (in any form or medium), including without limitation all records and materials maintained at each of the Company’s places of business, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, lists of vendors, distribution lists, photographs, production data, sales and promotional materials and records, customer quotations, estimates and/or proposals (including file background information), purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, plans, research and development files, records, data and laboratory books, Proprietary Rights, disclosures, media materials and plates, accounting records, sales order files and litigation files, including a copy of the Company’s ledger books;

2.1.11 All Proprietary Rights and all rights thereunder or with respect thereto, together with all rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide and all tangible embodiments thereof;

2.1.12 To the extent transferable, all Governmental Authorizations, including all applications therefor;

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2.1.13 All guarantees, warranties, indemnities and similar rights in favor of the Company with respect to any Transferred Asset or the Business; and

2.1.14 Any and all rights of the Company in and to all post office boxes, lock boxes or other boxes to which payments to the Company are mailed or deposited, including without limitation, all keys, combinations and passwords thereto (collectively, the “Post Office Boxes”).

Subject to the terms and conditions hereof, at the Closing, the Transferred Assets shall be transferred or otherwise conveyed to Buyer free and clear of all liabilities, obligations and Encumbrances, excepting only the Assumed Liabilities.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the following assets are excluded from the definition of Transferred Assets and are not to be sold to Buyer under this Agreement (collectively, the “Excluded Assets”): Corporate minute books and other corporate records, including the Company’s original ledger books, not described in Section 2.1.10 above.

2.3 Assumption of Liabilities. Buyer shall assume only those obligations of the Company under customer purchase orders incurred in the Ordinary Course of Business existing on the Closing Date (the “Assumed Liabilities”) and no other liabilities, provided that such liabilities are not due to any breach or default by the Company prior to the Closing Date, and, further provided that, as to all pre-paid customer purchase orders, the Buyer shall receive a credit at Closing for the amount of all prepayments.

2.4 Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not assume any Obligations ( including any Taxes that may become payable by the Company, whether arising or relating to the sale of the Transferred Assets and the Business or otherwise) of the Company relating to or arising out of the operation of the Business or the ownership of the Transferred Assets prior to the Closing Date (collectively, the “Excluded Liabilities”).

It is understood and agreed that Buyer is only purchasing certain Transferred Assets of the Company, that Buyer is not intended to be a successor to any of the Company for any purpose, and that Buyer has not assumed, and expressly denies assumption of any liability, obligation or commitment of the Company except the Assumed Liabilities.

2.5 Risk of Loss. The Company hereby assumes and bears the risk of physical loss of, or damage to, the Transferred Assets occurring prior to the delivery of the Transferred Assets as specified in this Agreement and shall maintain in full force and effect property insurance for the full replacement value of the Transferred Assets. If the Company fails to deliver any of the Transferred Assets to Buyer at the time and in the manner specified for delivery in this Agreement by reason of such physical loss or damage or otherwise, then, in addition to any rights which the Buyer may have not to close by reason of a failure of the condition precedent referred to in Section 7.1.2, at the option of Buyer, if the Closing occurs, the Purchase Price shall be decreased by the net book value of the Transferred Assets so lost, damaged or otherwise not transferred to Buyer, or Buyer shall receive insurance proceeds in the amount of the full replacement value of such Transferred Assets. Buyer shall bear the risk of physical loss of, or damage to, the Transferred Assets occurring after the delivery of the Transferred Assets as specified in this Agreement.

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ARTICLE 3

PURCHASE PRICE AND ADJUSTMENTS

3.1 Purchase Price. In consideration of the sale, transfer, conveyance and assignment to Buyer of the Transferred Assets, Buyer shall, in full payment thereof, pay to the Company the aggregate purchase price (the “Purchase Price”) of Five Hundred Thousand ($500,000) Dollars, payable at Closing as follows:

3.1.1 $50,000 by bank check or in immediately available funds.

3.1.2 $450,000 in restricted stock of the Buyer. The number of shares of Buyer Stock shall be determined based upon the stock price using the 30 day volume weighted average price preceding the Closing Date.

3.2 Price Adjustments. The Buyer shall receive a credit against the cash portion of the

Purchase Price for all prepaid customer purchase orders assumed by the Buyer pursuant to Section 2.3.

3.3 Allocation of Purchase Price. The fair market value of the Transferred Assets and the allocation of the Purchase Price for purposes of the parties’ respective tax returns and reports to tax authorities (including the filing of Form 8594) will be determined in accordance with Section 1060 and other appropriate sections of the IRC and the Treasury Regulations issued thereunder. The Company and Buyer agree and acknowledge that said allocations are fair and equitable, that they reflect the agreement of the parties hereto, and that the parties shall adhere to such allocations for purposes of all federal, state and local tax returns filed by them subsequent to the Closing Date, including determination by the Company of taxable gain or loss on the sale of the Transferred Assets hereunder and the determination by Buyer of its tax basis with respect to the Transferred Assets.

3.4 Net Royalty. In addition to the Purchase Price, Buyer shall pay to the Company a net royalty (the “Net Royalty”) equal to five (5%) percent of the gross profits of the Division for a period of two (2) years after the Closing Date; provided, however, that the aggregate Net Royalty payable pursuant to this Section 3.4 shall not exceed One Hundred Fifty Thousand ($150,000) Dollars and upon the payment of said $150,000, all payments of Net Royalty shall cease. The Net Royalty shall be payable quarterly, within fifteen (15) days after the completion of the quarterly determination of gross profits of the Division by the Buyer. The Buyer agrees to maintain separate records for the Division. The gross profits of the Division shall be determined in accordance with GAAP, on a quarterly basis with an annual reconciliation. In the event that the annual reconciliation results in any change in the quarterly statements, the parties agree to make appropriate payment one to the other to reflect same. The Buyer shall provide the Company with a statement of its determination of quarterly gross profits of the Division and the annual reconciliation and, absent manifest error, such statements and reconciliation shall be binding upon the parties hereto. If the Company shall not object to the determination of gross profit of the Division within thirty (30) days after receipt of the foregoing statement or reconciliation, it shall be deemed final.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

THE SELLERS

As a material inducement to the Buyer to enter into this Agreement, each of the Sellers, jointly and severally, represents and warrants to the Buyer as follows:

4.1 Organization.

4.1.1 The Company is a Corporation duly organized, validly existing and in good standing under the Laws of the State of New York. The Company possesses the full power and authority to enter into and perform its obligations under this Agreement. The Company possesses the full power and authority: (i) to own and use its assets in the manner in which such assets are currently owned and used by the Company and (ii) to conduct its business as such business is currently being conducted by the Company. The Company is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law. The Company is in good standing in each of the jurisdictions where it is required by Law to be qualified or registered to do business.

4.1.2 Schedule 4.1 sets forth, for the Company: (i) its exact legal name; (ii) its corporate business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its officers and directors, indicating all current titles(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business within the past five (5) years; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events within the past five (5) years.

4.1.3 Accurate and complete copies of the articles of incorporation and by-laws of the Company have been delivered to the Buyer.

4.2 Authority; Non-Contravention.

4.2.1 The Company has the absolute and unrestricted right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action. The Shareholders have the absolute and unrestricted right, power, authority and capacity to enter into, execute, deliver and perform all of their obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which a Shareholder is or is to become a party. This Agreement constitutes the legal, valid and binding agreement of the Shareholders and the Company, enforceable against the Shareholders and the Company in accordance with its terms.

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4.2.2 Neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by the Company will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of (a) any of the provisions of the Organizational Documents of the Company, or (b) any resolution adopted by the Company; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law or any Judgment to which the Company or a Shareholder, or any of the assets owned or used by the Company, is subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Business or to any of the assets owned or used by the Company, (iv) cause Buyer or the Company to become subject to, or to become liable for, any Tax; (v) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of this Agreement, or any Contract to which a Shareholder or the Company is a party or by which he or it is bound; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

4.3 Capitalization. The Shareholders are the sole shareholders of the Company.

4.4 Financial Statements. Attached to Schedule 4.4 are true, complete and correct internally prepared statements of income and expenses of the Company for the period(s) indicated and a balance sheet of the Company as of the date indicated. The statements of income and expense and balance sheet attached to Schedule 4.4 are hereinafter collectively referred to as the “Financial Statements”. The Financial Statements are true, correct and complete in all material respects and have been prepared from the books and records of the Company. The Financial Statements fairly present in all material respects the financial position of the Company as at such dates and the results of its operations.

4.5 Inventory. Schedule 4.5 contains an accurate and complete list of all Inventory of the Company as of the date of this Agreement.

4.6 Personal Property. Schedule 4.6 contains a complete and correct list of all Personal Property owned by the Company. The Company has good and marketable title to all of its Personal Property, free and clear of any Encumbrances. All of the Company’s Personal Property is located at the Company’s offices or facilities.

4.7 Contracts.

4.7.1 Schedule 4.7 contains an accurate and complete list of all of the Contracts to which the Company is a party or by which the Company or any of its assets are bound or subject.

4.7.2 With respect to each Contract that is a purchase or sale order, whether booked or unbooked, Schedule 4.7 sets forth the full and complete terms of such orders and there are no other agreements, whether relating to price, deliveries, returns or otherwise with respect to such orders. Except as set forth on Schedule 4.7, there are no agreements, arrangements or understandings, express or implied, between the Company and any of its customers relating to conditions of doing business with such customer in the future, including promises to accept returns or offer discounts.

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4.7.3 Each Contract is valid and in full force and effect, and is enforceable by the Company which is a party in accordance with such Contract’s terms.

4.7.4 Except as set forth on Schedule 4.7: (i) to the Company’s knowledge, no Person has violated, breached or declared or committed any default under, any Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Contract, (B) give any Person the right to declare a default or exercise any remedy under and Contract, (C) give any Person the right to accelerate the maturity or performance of any Contract, or (D) give any of the Company or any other Person, the right to cancel, terminate or modify any Contract; (iii) the Company has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract; (iv) the Company has not waived any of its respective rights under any Contract; and (v) no Contract has been amended.

4.7.5 The performance of the Contracts in accordance with their respective terms will not result in any violation of or failure to comply with any Judgment or Law applicable to the Company on or prior to the Closing Date.

4.7.6 Except as set forth on Schedule 4.7, the Contracts relating to the sale, design, manufacture or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Laws.

4.8. Real Property. The Company does not own nor lease any Real Property.

4.9 Encumbrances. Except as set forth on Schedule 4.9, the Company owns all of the Transferred Assets free and clear of all Encumbrances.

4.10 Condition and Sufficiency of Transferred Assets. The Company is in actual possession of all of the Transferred Assets (tangible and intangible) owned or leased by any of them and which are useful or necessary for the operation of the Business as now conducted and as conducted as of Balance Sheet Date. The Transferred Assets constitute all assets required for the conduct of the Business as they have been conducted by the Company. The Transferred Assets, taken as a whole, constitute all of the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except inventory sold, cash disposed of, Accounts Receivable collected, prepaid expenses realized, Contracts fully performed, assets disposed of with an aggregate value not in excess of $5,000, properties or assets replaced by equivalent or superior properties or assets, in each case in the Ordinary Course of Business, and the Excluded Assets). There are no assets or properties used in the operation of the Business and owned by any Person other than the Company, unless such assets or properties will be leased or licensed to Buyer under valid, current leases or license arrangements that have been disclosed to Buyer. The Transferred Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of the Company, there are no facts or conditions affecting the Transferred Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

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4.11 Operations Since the Balance Sheet Date. Since the Balance Sheet Date, there has been no material adverse change or casualty loss affecting the Company or the business, assets or financial condition of the Company; and there has been no material adverse change in the financial performance of the Company; and there has been no loss, damage or destruction to, or any interruption in the use of the assets (whether or not covered by insurance) of the Company.

4.12. Compliance with Laws; Governmental Authorizations.

4.12.1 (i) The Company is in full compliance with each Judgment and with each Law that is applicable to it or to the conduct of any of its businesses or the ownership or use of any of its assets; (ii) the Company has at all times been in full compliance with each Judgment or Law that is or was applicable to it or to the conduct of any of its businesses or the ownership or use of any of its assets; (iii) no event has occurred, and no condition or circumstances exists, that would reasonably constitute (with or without notice or lapse of time) or result in a violation of the Company of, or a failure on the part of the Company to comply with, any Judgment or Law; and (iv) the Company has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

4.12.2 The Company has obtained and holds all Governmental Authorizations required for the lawful operation of the Company’s Business as and where such business is presently conducted. All Governmental Authorizations held by the Company have been lawfully issued and are in full force and effect. All Governmental Authorizations held by the Company are set forth in Schedule 4.12, and accurate and complete copies of such Governmental Authorizations have been delivered to Buyer.

4.13 Proceedings and Judgments.

4.13.1 (i) No Proceeding is currently pending or threatened; (ii) no Proceeding occurred at any time since its incorporation, to which the Company is or was a party, or by which the Company or any assets or business of the Company is or was affected other than collection and preference actions arising in the normal course of business; (iii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since the Company’s incorporation, against the Company, or by which the Company or any assets or business of the Company is or was affected; and (iv) no breach of Contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or Threatened by or against the Company at any time since its incorporation, and there is no basis for any such claim. No event has occurred, and no claim, dispute or other condition, circumstance or state of facts exists, that is reasonably likely to, directly or indirectly give rise to or serve as a basis for the commencement of any Proceeding.

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4.13.2 There is no proposed Judgment against the Company that, if issued or otherwise put into effect, (i) would reasonably be likely to have a material adverse effect on business, condition, assets, liabilities, operations, employees, financial performance, revenues, net income, political environment, economic environment or prospects of or with respect to the Company (or on any aspect or portion thereof) or on the ability of the Company or the Shareholders to comply with or perform any covenant or obligation under this Agreement, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

4.14 Insurance. Schedule 4.14 contains an accurate and complete list and description of all insurance policies (the “Insurance Policies”) currently owned or maintained by the Company and all liability and errors and omissions Insurance Policies owned or maintained by the Company. Except as set forth on Schedule 4.14, all such Insurance Policies are or were on an “occurrence” rather than a “claims made” basis. All of the Insurance Policies are sufficient for compliance with all requirements of Law and of Contracts to which the Company is a party. The Insurance Policies provide adequate insurance coverage for the assets and operations of the Company’s Business.

4.15 Proprietary Rights.

4.15.1 Schedule 4.15 sets forth the following Proprietary Rights owned or used by the Company in connection with the Business: (i) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) (the “Patents”); (ii) trademark and service mark registrations, registration applications, and material unregistered trademarks and service marks (the “Trademarks”); (iii) Internet domain name registrations (the “Domain Names”); (iv) copyright registrations, renewals and applications for registration of copyrights (the “Copyrights”); (v) material Software; and (vi) registered and unregistered trade names and corporate names. All Patents, Trademarks, Domain Names and Copyrights set forth on Schedule 4.15 are currently in the name of the Company, and remain in full force and effect; no Proprietary Right that is the subject of a patent or patent application, trademark or service mark registration or registration application has been canceled, abandoned, adjudicated invalid, or otherwise terminated; and all renewal and maintenance fees in respect of the Proprietary Rights have been duly paid.

4.15.2 The Company owns all right, title and interest in and to, or possesses the valid right to use in the manner and to the extent used in the Business, all Proprietary Rights used in or necessary for the operation of the Business, free and clear of any Encumbrances.

4.15.3 The Company has not infringed, misappropriated or violated, and is not currently infringing, misappropriating or violating, any Proprietary Rights of any third party. (i) No complaint, action, suit, claim, Proceeding, other dispute, or investigation, asserting the invalidity, misuse or unenforceability of any Proprietary Rights, contesting ownership of any Proprietary Rights, or otherwise challenging the Company’s rights in or use of the Proprietary Rights, is pending or Threatened, and no valid grounds for the same exist; (ii) the Company has not received any written notices, and has no knowledge of any facts, that indicate that the conduct of the Business and/or use of any Proprietary Rights has infringed, misappropriated or otherwise conflicted with, or infringes, misappropriates or otherwise conflicts with, any Proprietary Rights of any other Person; and (iii) none of the Proprietary Rights owned by the Company has been or is currently being infringed, misappropriated or otherwise violated by any Person.

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4.15.4 No Proprietary Right is subject to termination or modification as a result of the transactions contemplated by this Agreement or any Transaction Document or the transactions contemplated hereby or thereby.

4.15.5 (i) All Proprietary Rights used in the operation of the Business (including, but not limited to, Software and all Websites) have been either (A) developed or created by employees of the Company who developed or created such Proprietary Rights acting fully within the scope of their employment with the Company and all rights thereto are exclusively owned by the Company or (B) are being used by the Company pursuant to, and in compliance with any Contracts to which the Company is a party, copies of which have been previously supplied to the Buyer; (ii) Neither the Company nor any third party is engaged or authorized to develop, create, design, use, modify, create derivative works of, distribute, sell, resell, license, sublicense, support, maintain, integrate or implement any Proprietary Rights, including any source code escrow agreements. No open source or public library software (such as, but not limited to, software licensed under the GNU General Public License, BSD License, Apache or Open LDAP Public License) is used in the Software.

4.15.6 (i) No Software or Third Party Software owned by the Company, licensed to the Company or used in the Business contains any back door, time bomb, Trojan horse, worm, drop dead device, or virus (as such terms are used in the computer software industry), or any other software routines or hardware components designed to permit unauthorized access to, or to disable or damage, any computer system, software, hardware, or data, or to perform any similar function (collectively, “Malicious Code”); (ii) none of the Websites (or any component thereof), other Proprietary Rights, or other assets owned or licensed by the Company, performs, or is designed to perform, any illegal or malicious act in respect of any user of any of the Websites or any computer system, software, hardware or data, including, but not limited to, downloading Malicious Code and harvesting electronic mail addresses; (iii) no Proprietary Rights, including the Software, contain Third Party Software; and (iv) no Third Party Software is required not entered into any agreement under which it is restricted from selling, licensing or otherwise marketing or distributing any products or services, whether to any class or type of customers or through any type of channel or in any geographic area or during any period of time, or otherwise, including by virtue of any exclusive arrangements with distributors, resellers or others.

4.15.7 (i) The Company has not used, authorized the use of or purchased as keywords or uniform resource locators, is not using or authorizing the use or purchase of, and has written agreements with any and all affiliate marketing services vendors engaged by the Company not to purchase as keywords or otherwise use, any trademarks, service marks, or trade names of any competitor of the Company or any other Person, or any terms confusingly similar thereto (“Third Party Marks”), in any manner designed to: divert traffic from or to obscure another Person’s website, without the Consent of such other Person; to disrupt the experience of a visitor to the website of another Person, without the Consent of such other Person; to elevate search engine rankings of the Company or its Business above those of any competitor of the Company; or to infringe, tarnish, dilute or otherwise violate such Third Party Marks; and (ii) the Company has taken all reasonable measures to comply with (x) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”), including, but not limited to, complying with all disclosure requirements, and those requirements relating to opt-out mechanisms and requests, in regard to all electronic mail messages that qualify as “commercial electronic mail messages” within the meaning of the CAN-SPAM Act; and (y) with all other Laws applicable to the Internet related to the marketing, promotion and operation of the Business.

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4.15.8 The Company has taken all reasonable measures to safeguard and maintain the secrecy, confidentiality and value of any and all trade secrets and confidential processes, algorithms, source code, know how, business methods, data, or other confidential information, data and materials owned by or licenced to the Company or used in the Business, and the Company has not, by any of its acts or omissions, or by the acts or omissions of its Affiliates or representatives, caused any of the Proprietary Rights to be transferred, diminished, tarnished, or otherwise adversely affected. All officers, directors, employees, representatives and other Persons with access to such confidential information and/or trade secrets have executed, and delivered to the Company, a written agreement restricting the unauthorized disclosure and use of confidential information of the Company and any other Persons to whom the Company owes a duty of confidentiality.

4.15.9 No government funding or university, college or other facilities of any institution of higher education were used in the development of any of the Proprietary Rights, and no Proprietary Rights were developed pursuant to any contract or other arrangement with any other Persons.

4.16 Employees and Employee Benefits. The Company has no Employees other than the Shareholders. The Company has never maintained, made contributions to or had any other liability with respect to any Employee Benefit Plan at any time

4.17 Taxes.

4.17.1 The Company has timely filed all Tax Returns required to be filed. All such Tax Returns are true, correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid.

4.17.2 The Company does not have any Tax deficiency outstanding, proposed, assessed, or Threatened by any Tax authority against the Company. The Company has not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

4.17.3 There is no investigation or other Proceeding pending or Threatened by any Tax authority for any jurisdiction where the Company does not file Tax Returns with respect to a given Tax that involves an assertion by such Tax authority that the Company is or may be subject to a given Tax in such jurisdiction in connection with the conduct of the Business prior to the Closing Date.

4.17.4 There are no Liens for Taxes on the assets of the Company other than Taxes not yet due and payable.

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4.18 Product and Service Warranties. All products and services performed by the Company are in material compliance with all express or implied warranties of the Company, and no material liability exists for replacement or re-performance thereof, recall or other damages in connection with such sales, deliveries or performance at any time prior to the date hereof. Schedule 4.18 sets forth the normal service or product warranties extended by the Company to its customers in the Ordinary Course of Business. Except for such normal warranties and the warranties arising under the Contracts set forth on Section 4.7 the Company has not extended any warranty, guaranty and or other similar undertaking with respect to contractual performance. Except as set forth on Schedule 4.18, the Company has not been notified in writing of any claims for, and there are no Threatened claims for, any returns, recalls, warranty obligations or product services relating to any of its products or services.

4.19 Environmental and Safety Requirements.

4.19.1 The Company has complied and is in compliance with all applicable Environmental and Safety Requirements, and the Company possesses all required Governmental Authorizations, and has filed all notices or applications, required thereby.

4.19.2 (i) The Company has never generated, transported, treated, stored, disposed of, arranged for the disposal of, or otherwise handled, any Hazardous Materials at any site, location or facility owned or operated or used by the Company or at any offsite location and (ii) no Hazardous Materials are present on, in, under or emanating from any Real Property, and the Real Property does not contain any Hazardous Materials except as, for either (i) or (ii), would not result in a condition in violation of, or any liability under, any applicable Environmental and Safety Requirements. There are no underground storage tanks on the Real Property.

4.19.3 The Company has not been subject to, and the Company has not received any written notice of, any private, administrative or judicial action, order and investigation relating to any violation of Environmental and Safety Requirements or the presence or alleged presence of Hazardous Materials in, under, upon or emanating from any real or immovable property now or previously owned or used by the Company or any offsite location, and there is no reasonable basis in fact or Law for any such notice of action. There are no pending or Threatened actions, investigations, Orders or Proceedings from any Governmental Body or any other entity regarding any matter relating to Environmental and Safety Requirements.

4.19.4 No facts, events or conditions with respect to the past or present operations or facilities of the Company or the Business exist which would reasonably be expected to materially interfere with or prevent continued compliance with, or would give rise to any material common law or statutory liability or otherwise form the basis of any Proceeding against or involving the Business under any Environmental and Safety Requirement based on any such fact, event or circumstance, including, but not limited to, material liability for cleanup costs, personal injury or property damage.

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4.19.5 For purposes of this Agreement, “Environmental and Safety Requirements” means all federal, state and local or municipal Laws, rules, regulations, ordinances, orders, statutes and requirements, and all common law, relating to public health and safety, worker health and safety, pollution or protection of the environment. For purposes of this Agreement, “Hazardous Materials” means (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (B) petroleum, including, but not limited to, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, but not limited to, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (D) asbestos in any form or condition; and (E) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

4.20 Suppliers. In the last twelve (12) months, no such supplier has canceled or otherwise terminated, or Threatened to cancel or terminate, its relationship with the Company. The Company has not received any written notice nor does either have any knowledge that any such supplier intends to cancel or otherwise adversely modify its relationship with an account of the transactions contemplated by this Agreement or any Transaction Document or the transactions contemplated hereby or thereby, or that any such supplier is Threatened with bankruptcy or insolvency.

4.21 Absence of Questionable Payments. The Company has not, nor has any member, manager, director, officer, agent, employee or other Person acting on behalf of the Company, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §79dd-1), as amended, or any other applicable foreign, federal or state Law, (b) accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.22 Brokers or Finders. Neither the Company nor any of its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby.

4.23 Buyer Stock.

4.23.1 The Buyer Stock to be acquired by the Sellers will be acquired for investment for the Sellers’ own account and not with a view to the distribution thereof within the meaning of Section 2(11) of the Securities Act. Each Seller understands that the Buyer Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed in this Agreement.

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4.23.2 The Sellers have received all the information they consider necessary or appropriate for deciding whether to acquire the Buyer Stock. Sellers have reviewed the quarterly, annual, and periodic reports of Buyer that have been filed with the United States Securities and Exchange Commission (“SEC”). The Sellers have been given the opportunity to obtain any information or documents relating to, and ask questions and receive answers about, Buyer, Buyer’s Stock, and the business and prospects of Buyer which they deem necessary to evaluate the merits and risks related to their investment in such shares and to verify the information received.

4.23.3 The Sellers have such knowledge and experience in financial and business matters that the Sellers are capable of evaluating the merits and risks of its investment in the Buyer and have the capacity to protect their own interests. The Sellers are able to bear the economic risks of its investment in the Buyer Stock for an indefinite period of time, including the risks of a complete loss of the Sellers’ investment in such securities.

4.23.4 The Sellers understand that the Buyer Stock is characterized as “restricted securities” as defined in Rule 144 promulgated under the Securities Act because they are being acquired from the Buyer in a transaction not involving a public offering and that, under the Securities Act, the Buyer Stock may be resold without registration under the Securities Act only in certain limited circumstances. The Sellers acknowledge that the Buyer Stock must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. The Sellers are aware that the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement are subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Buyer and the resale occurring not less than six months after a party has purchased and paid for the security to be sold.

4.23.5 The Sellers understand that the Buyer Stock and any securities issued in respect thereof or exchanged therefor, may bear, substantially, one or all of the following legends:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, (B) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

4.23.6 The Sellers are accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

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4.24 Disclosure. This Agreement, the Transaction Documents, and the Schedules hereto do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact known to the Sellers relating to the Company or the Business that could have a Material Adverse Effect that has not been disclosed in writing to the Buyer by the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

5.1 Organization and Good Standing. The Buyer is a corporation duly organized, existing and in good standing under the Laws of the State of Nevada. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.2 Authorization. The execution and delivery of this Agreement and the Transaction Documents, and the performance by the Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action. This Agreement and the other Transaction Documents to which the Buyer is a party constitutes the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms except with respect to Laws applicable to creditors’ rights and equitable principles generally.

5.3 No Conflict. Neither the execution and delivery of this Agreement or any Transaction Document by the Buyer nor the performance by the Buyer of this transactions contemplated hereby or thereby will, directly or indirectly:

(a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of the Buyer, (ii) any resolution adopted by its governing body, or (iii) any Laws, Governmental Authorization or Contract to which the Buyer may be subject; or

(b) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract or Governmental Authorization applicable to the Buyer.

5.4 Broker and Finders. Neither the Buyer nor its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transactions contemplated hereby.

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ARTICLE 6

PRE-CLOSING COVENANTS

6.1 Access and Investigation. During the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), the Sellers shall cause the Company to (i) provide the Buyer and the Buyer’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents, and with such additional financial, operating and other data and information regarding the Company, including the Company’s officers responsible for the preparation of the financial statements, internal controls and disclosure controls and procedures of the Company; and (ii) cause the Company’s officers to confer regularly with the Buyer concerning the status of the Business, in each case as the Buyer may reasonably request with reasonable notice.

6.2 Operation of the Business; Certain Notices; Tax Returns. During the Pre-Closing Period, except as permitted by this Agreement, as set forth in Schedule 6.2.1 or as consented to in writing by the Buyer: (i) the Company shall conduct the Business only (A) in the Ordinary Course of Business and (B) in compliance in all material respects with all applicable Laws and the requirements of all Contracts; (ii) the Company shall use all reasonable efforts to preserve intact the Company’s current business organization, and maintain the Company’s relations and goodwill with all suppliers, customers, and other Persons having business relationships with the Company that are material to the Business as presently conducted; (iii) the Company shall keep in full force all Insurance Policies referred to in Section 4.14; and (iv) the Company shall promptly notify the Buyer of (A) any notice from any Person, or other communication or information of which the Company has knowledge, alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Transaction Document, and (B) any Proceeding commenced or threatened in writing against, relating to or involving or otherwise affecting the Company.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction at or before the Closing of each of the following conditions:

7.1.1 Each of the representations and warranties of the Sellers, including, but not limited to those representations and warranties in Article 4 made by the Sellers pertaining to the Company and the Business, made in or pursuant to this Agreement shall be true and correct on and as of the Closing Date, as if made on and as of the Closing Date (in each case except to the extent such representations are by their express provisions made as of a specified date, in which case they shall be true and correct as of the specified date), and the Buyer shall have received a certificate signed on behalf of the Sellers to such effect and such certificate shall be deemed to be a representation and warranty of the Sellers as of the time immediately preceding the Closing.

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7.1.2 The Sellers shall have performed and complied with all covenants and conditions required under this Agreement to be performed or complied with by the Sellers at or prior to the Closing, and the Buyer shall have received a certificate signed on behalf of the Sellers to such effect.

7.1.3 There shall have been no event, occurrence or condition subsequent to the date of this Agreement that could be reasonably deemed to be a Material Adverse Effect.

7.1.4 The Sellers shall have delivered all documents required to be delivered at the Closing pursuant to Section 8.2 hereof.

7.1.5 No claim, suit, action or other proceeding shall be pending or threatened before any court or Governmental Body seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby and no investigation or inquiry shall have been made or commenced by any Governmental Body in connection with this Agreement or such transactions.

7.1.6 The Buyer shall have obtained all Governmental Authorization required to operate the Business on terms and conditions satisfactory to the Buyer.

7.1.7 Subject to the terms of this Agreement, all actions, proceedings, instruments, and documents reasonably required to carry out this Agreement or incidental hereto, and all other related legal matters, shall have been reasonably approved as to form and substance by the Buyer, and the Buyer shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

7.1.8 The Buyer shall have secured and obtained all of the requisite financing and consents on terms and conditions satisfactory to the Buyer in order to consummate all of the transactions contemplated hereby and operate the Business after the Closing in the same manner in which it was operated before the Closing.

7.1.9 The approval by the Board of Directors of the Buyer of the consummation of the Closing.

7.1.10 The Buyer’s satisfaction with the results of its due diligence investigation of the Company’s business, condition (financial and otherwise), operations, assets and prospects.

7.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to close the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of each of the following conditions:

7.2.1 Each of the representations and warranties of the Buyer made in or pursuant to this Agreement shall be true and correct on and as of the Closing Date, as if made on and as of the Closing Date, (in each case except to the extent such representations are by their express provisions made as of a specified date, in which case they shall be true and correct as of the specified date), and the Sellers shall have received a certificate signed on behalf of the Buyer to such effect and such certificate shall be deemed to be a representation and warranty of the Buyer as of the time immediately preceding the Closing.

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7.2.2 The Buyer shall have performed and complied with all covenants and conditions required of the Buyer under this Agreement to be performed or complied with by it at or prior to the Closing, and the Sellers shall have received a certificate signed on behalf of the Buyer to such effect.

7.2.3 The Buyer shall have delivered all documents required to be delivered by it at the Closing pursuant to Section 8.3 hereof.

7.2.4 No claim, suit, action or other proceeding shall be pending or threatened before any court or Governmental Body seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby and no investigation or inquiry shall have been made or commenced by any Governmental Body in connection with this Agreement or such transaction.

7.2.5 Subject to the terms of this Agreement, all actions, proceedings, instruments, and documents reasonably required to carry out this Agreement or incidental hereto, and all other related legal matters, shall have been reasonably approved as to form and substance by the Sellers, and the Sellers shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

7.3 Reasonable Efforts. The Sellers shall use their commercially reasonable efforts, including reasonable cooperation with the other parties hereto, to secure fulfillment of all of the conditions precedent to the Buyer’s obligations hereunder, and the Buyer shall use commercially reasonable efforts, including reasonable cooperation with the other parties hereto, to secure fulfillment of all of the conditions precedent to the Sellers’ obligations hereunder.

ARTICLE 8

CLOSING

8.1 Closing. The transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”) which shall take place within thirty (30) days of the execution of this Agreement, subject to the right of the Buyer to adjourn the Closing in thirty (30) day increments, not to exceed three (3) such extensions), or at such other time or date to which the parties may agree in writing (the “Closing Date”). The Closing shall be effective as of 12:01 a.m., prevailing Eastern Daylight Savings Time, on the date immediately following the Closing Date (the “Effective Time”). The Closing may be accomplished by fax and overnight delivery of originals.

8.2 Deliveries by the Sellers. At the Closing, the Sellers shall deliver to the Buyer the following (or the same shall be waived in writing by the Buyer), all of which shall be deemed to be delivered simultaneously:

8.2.1 Transferred Assets. Possession and control of the Company’s Business, all of the Transferred Assets, including all of Sellers’ Accounts Receivable, Inventory, Contracts, Personal Property, Real Property, Proprietary Rights, and all other assets, including all applicable keys, access cards and other entry devices.

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8.2.2 Documents of Transfer. Such bills of sale, assignments, deeds, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyer may reasonably require, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all right, title and interest in and to all of the Transferred Assets, in each case in form acceptable to Buyer, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by the Company.

8.2.3 Name Change. A proper Amendment to the Company’s Certificate of Incorporation documents, dated the Closing Date and duly executed by the applicable officers of the Company, in form acceptable for immediate filing with the appropriate office changing the Company’s corporate name to a name that is not similar to the Company’s current corporate name or any product or other name used by the Company and included in the Transferred Assets.

8.2.4 Organizational Documents. A certificate of the Secretary of the Company certifying (i) as to the incumbency and signatures of the officers of the Company executing any documents being delivered to the Buyer in connection with the transactions contemplated hereby, and (ii) that attached to such certificate are true and correct copies of (x) the articles of incorporation of the Company and all amendments thereto as in effect on the Closing Date and certified by the Secretary of State of the State of New York, (y) the by-laws of the Company as in effect on the Closing Date, and (z) the resolutions of the board of directors of the Company and the written consent of the shareholders of the Company authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby.

8.2.5 Consulting Agreement. The Consulting Agreement in the form of Exhibit 8.2.5 duly executed by the Company and Michael.

8.2.6 Tax Clearance Certificates. Clearance certificates or similar documents required by any applicable state taxing authority in order to relieve the Buyer of any obligation to withhold any portion of the Purchase Price.

8.2.7 FIRPTA Certificate. A non-foreign affidavit by each Seller dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the IRC.

8.2.8 Other Documents. Such other agreements, certificates, instruments and documents as the Buyer may reasonably request in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.3 Deliveries by Buyer. At the Closing, the Buyer shall deliver to the Sellers the following (or the same shall be waived in writing by the Sellers), all of which shall be deemed to be delivered simultaneously:

8.3.1 Purchase Price. Payment of the cash portion of the Purchase Price due at Closing in accordance with Section 3.1 and the stock certificates for the stock portion of the purchase price.

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8.3.2 Consulting Agreement. The Consulting Agreement duly executed by the Buyer.

8.3.3 Other Documents. Such other agreements, certificates, instruments and documents as the Seller may reasonably request in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.4 Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated by written notice at any time prior to Closing:

(i) by joint written consent of the Buyer and the Sellers;

(ii) by the Buyer, if the Sellers shall breach in any material respect any of their representations, warranties or obligations hereunder and, if such breach is curable, such breach shall not have been cured by the Sellers or waived by the Buyer within ten (10) Business Days after receipt of written notice of such breach from the Buyer; or

(iii) by the Sellers, if the Buyer shall breach in any material respect any of its representations, warranties or obligations hereunder and, if such breach is curable, such breach shall not have been cured by the Buyer or waived by the Sellers within ten (10) Business Days after receipt of written notice of such breach from the Sellers.

In the event of termination under clause (i) of this Section 8.4, the parties shall have no liabilities pursuant to this Agreement to the other party unless prior to such termination either party was in breach of this Agreement in which case the nonbreaching party shall be entitled to pursue all of its rights and remedies under Law or in equity (including, but not limited to, specific performance). Termination under clause (ii) or (iii) of this Section 8.4 shall be in addition to all other rights and remedies of the nonbreaching party.

ARTICLE 9

COVENANTS AFTER CLOSING

9.1 Transition and Cooperation. From and after the Closing Date, (a) Sellers shall fully cooperate to transfer to Buyer the control and enjoyment of the Company’s Business and the Transferred Assets including any Governmental Authorizations and vehicle registrations and title as may be required; (b) the Sellers shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Company’s Business and Transferred Assets; and (c) Sellers shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by any of them or found to be in their possession which pertain to the Company’s Business or the Transferred Assets (other than the Excluded Assets).

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9.2 Use of Names. Beginning immediately after the Closing Date, the Company shall cease all use of all corporate names, fictitious names, product names and other names used by Company at any time on or before the Closing Date and included in the Transferred Assets, except as may be necessary to perform their obligations hereunder. Upon Buyer’s request, the Company shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any name used by the Company at any time on or before the Closing Date.

9.3 Transfer of Domain Names. Within five (5) days following the Closing Date, the Company will initiate steps through the official registrar for each Domain Name (the “Registrar”), to transfer ownership of the Domain Name from the Company to Buyer as the sole owner and registrant for the Domain Name. To the extent that Registrar requires any forms to be executed or actions to be taken by the Company as part of the process of transferring ownership of each Domain Name, upon receipt of such request, and in no event more than 72 hours following delivery of the request, the Company shall promptly execute, or have executed, any additional forms, approvals, documents, or authorizations, electronics or otherwise, and provide any and all information, required by Registrar, to fully and completely effectuate the transfer of the Domain Name to Buyer.

9.4 Further Assurances. At any time and from time to time after the Closing Date, and without further consideration, Buyer and the Company shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as the other party or parties may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, the Company shall timely file all Tax returns and reports required to be filed with respect to the assets, business and operations of the Company for all periods ending on or before the Closing Date and provide Buyer with copies thereof promptly after filing. The Company is liable for all Taxes that are attributable to any period through the Closing Date and Sellers shall indemnify and hold Buyer harmless from any claims with respect to such Taxes.

9.5 Post-Closing Access to Records. Following the Closing, Buyer agrees to permit representatives of Sellers to have access, at reasonable times and in a manner so as not to interfere with the normal business operations of Buyer, free of charge, to the books and records of Buyer, including all electronic records and materials and computer software necessary to access such books and records (including all books and records acquired from Sellers hereunder) relating to the Transferred Assets or the conduct of Company’s Business prior to the Closing Date so as to enable the Company to the extent necessary to prepare tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Bodies, to prosecute or defend legal actions or for other like proper purposes including to comply with any applicable Laws and the Company and its Representatives shall have the right to make copies of such books and records. Buyer agrees to maintain and preserve such records in its possession for a period of at least seven (7) years from the Closing Date or such longer time as may be required by Law; provided that if Buyer desires to dispose of any such business records prior to the expiration of such seven (7) year period, it shall, prior to such disposition, give the Company a reasonable opportunity, at the Company’s expense, to remove such of the records to be disposed of as the Company may select.

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9.6 Tax Matters. The Company shall be responsible for all Taxes imposed on the

Company for all business activities through and including the Effective Time (the “Pre-Closing Taxes”). The Company shall be required to pay any Pre-Closing Taxes. The Company shall pay all documentary, stamp, sales, transfer, excise or similar Taxes, if any, imposed on the Sellers and/or the Company arising, directly or indirectly, from the transactions contemplated by this Agreement and the Transaction Documents and shall indemnify the Buyer for all Taxes imposed on the Company arising, directly or indirectly, from the transactions contemplated by this Agreement and the Transaction Documents.

9.7 Power of Attorney. Effective upon the Closing Date, the Company hereby irrevocably constitutes and appoints the Buyer, the true and lawful attorney of the Company with full power of substitution, in the name of the Buyer, or the name of the Company, on behalf of and for the benefit of the Buyer and/or its designee, to collect Accounts Receivable and other items being transferred, conveyed and assigned to Buyer and/or its designee as provided herein, to endorse without recourse, checks, notes and other instruments in the name of the Company, to institute and prosecute, in the name of the Company or otherwise, all proceedings which the Buyer and/or its designee may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Transferred Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Transferred Assets (provided, that, with respect to any such settlement or compromise of claims for which the Sellers have an indemnification under this Agreement, Buyer shall obtain the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed), and to do all such acts and things in relation thereto as Buyer and/or its designee may reasonably deem advisable to recover and collect the Transferred Assets. The Company agrees that the foregoing powers are coupled with an interest and shall be irrevocable by the Company notwithstanding the dissolution of the Company. The Company further agrees that the Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, and the Company shall promptly transfer and deliver to the Buyer any cash or other property received by the Company after the Closing Date in respect of any Accounts Receivable or otherwise relating to the Transferred Assets or the Company’s Business except for the Excluded Assets.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by the Sellers. From and after the Closing, the Sellers agree to jointly and severally indemnify, defend and save the Buyer and its Affiliates, and each of their respective officers, directors, managers, employees, equity holders and Representatives, (each, a “Buyer Indemnified Party”), harmless from and against, and to promptly pay to each Buyer Indemnified Party or reimburse each Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, costs, expenses, interests, fines, penalties or costs or expense of any and all investigations, Proceedings judgment, settlements and compromises (including reasonable fees and expenses of attorney, accountants and other experts) ( individually and collectively, “Losses”) sustained or incurred by any such Buyer Indemnified Party relating to, resulting from, or otherwise arising out of any of the following:

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(i) any breach or inaccuracy of a representation or warranty made in this Agreement or in any of the Transaction Documents by the Sellers;

(ii) any non-compliance with or breach by the Sellers of any of the covenants or agreements contained in this Agreement or any of the Transaction Documents to be performed by the Sellers;

(iii) the ownership, operation or conduct of the Business prior to the

Effective Time;

(iv) any liabilities or obligations with respect to the products designed,

manufactured, marketed, distributed or sold by, and all services provided by, the Company prior to the Effective Time, regardless of when such claim is made, including any warranty claims with respect thereto;

(v) any bodily injury incurred by any employee of the Company or any other Person due to any accidents and any bodily injury of any employee of the Company by disease or condition prior to the Effective Time, regardless of when such claim is made;

(vi) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of the transactions contemplated by this Agreement and the Transaction Documents based upon an alleged agreement between claimant and the Sellers or any of their Affiliates, including, but not limited to, any agreements or arrangements with the Seller’ Investment Banker;

(vii) any failure by the Sellers to comply with any bulk sales or similar

Laws applicable to the transactions contemplated hereby; and

(viii) any liabilities for Taxes imposed upon, or incurred by the Company at any time or with respect to the Business with respect to any period (or portion thereof) ending before the Effective Time, including, but not limited to, withholding, and state income, sales and use Taxes imposed with respect to any transaction contemplated by this Agreement.

10.2 Indemnification by the Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and their Affiliates, officers, directors, employees, Representatives, equity holders, and fiduciaries (each, a “Seller Indemnified Party”) harmless from and against, and to promptly pay to each Seller Indemnified Party or reimburse each Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, resulting from, or otherwise arising out of, any of the following:

(i) any breach or inaccuracy of a representation or warranty made herein or in any of the Transaction Documents by the Buyer;

(ii) any non-compliance with or breach by the Buyer of any of the covenants or agreements contained in this Agreement or any of the Transaction Documents to be performed by the Buyer;

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(iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of the transactions contemplated by this Agreement and the Transaction documents based upon any alleged agreement between the claimant and the Buyer or any of its Affiliates; and

(iv) the Assumed Liabilities.

10.3 Indemnification Procedure for Third Party Claims.

10.3.1 In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to, any domestic or foreign court or Governmental Body) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice of such claim (and attaching a copy of all papers served with respect to such claim) to the Indemnifying Party (the “Claim Notice”). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of the Claim Notice, which Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnify Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval. If the Indemnifying Party delivers a Defense Notice, the delivery of such Defense Notice shall constitute acceptance of responsibility for such claim or action and the Indemnifying Party shall be fully responsible for all liabilities for such claim or action and all liabilities arising out of or relating to such claim or action including, but not limited to, the costs of the defense thereof. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that such claim relates to Taxes. In addition, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if the Third Party Claim seeks injunctive or other equitable relief or if the Indemnified Party determines, based upon the advice of counsel, that the Indemnified Party’s interests in the Third Party Claim is or can reasonably be expected to be adverse to the interests of the Indemnifying Party.

10.3.2 In the event that the Indemnifying Party shall fail to give the Defense

Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim and such Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses actually paid or incurred in connection therewith. If the Indemnifying Party is not entitled to assume the defense of a Third Party Claim because of reasons set forth in the last sentence of the preceding paragraph, the Indemnified Party may not settle the Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, if such settlement would lead to any liability or create any other obligation of the Indemnifying Party.

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10.3.3 In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall diligently conduct such defense and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

10.3.4 The Indemnifying Party may either enter into a settlement of any Third Party Claim; provided, however, the Indemnifying Party may not enter into any settlement or any Third Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement, (A) injunctive or other equitable relief would be imposed against the Indemnified Party, or (B) such settlement could reasonably be expected to lead to any liability, create any financial or other obligation on the part of the Indemnified Party or adversely affect the operation of the Business.

10.4 Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto (or an Affiliate thereof) not arising out of Third Party Claims shall be subject to and benefit from the terms of this Section 10.4. Any claim under this Section 10.4 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy such Direct Claims, except for injunctive or equitable relief, which the Indemnified Party may pursue at any time. The Indemnifying Party shall only be deemed to reject such claim if it sends notice thereof to the Indemnified Party within such thirty (30) calendar day period, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Section 10.4 or otherwise. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim, in which event the Indemnifying Party shall make payment to the Indemnified Party therefor pursuant to Section 10.8.

10.5 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 10.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was damaged as a direct result of such failure to give timely notice.

10.6 Survival of Representations and Warranties. Survival of Representations and Warranties. All of the representations and warranties set forth in this Agreement or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement and the consummation of the transactions until they expire and terminate on the fifth (5th) anniversary of the Closing Date except that (i) the representations and warranties contained in Section 4.2 (Authorization), and representations and warranties that are frequently or wilfully breached contained herein shall survive indefinitely and (ii) the representations and warranties contained in Section 4.17 (Taxes) and Section 4.19 (Environmental and Safety Requirements) shall survive until sixty (60) days following the expiration of the applicable statute of limitations period or any extensions or waivers thereof. It is agreed that in the event notice of any claim for indemnification under this Agreement with respect to any inaccuracy or a breach of representation or warranty or with respect to any other matter shall have been given within the applicable survival period, the claims and rights to indemnification relating to such inaccuracies or breaches of representations and warranties or other matters that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

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10.8 Payments.

10.8.1 Within five (5) business days after the resolution of any indemnification claim by any Seller Indemnified Party hereunder pursuant to which such Indemnified Party is entitled to any payment, such payment shall be made by Buyer.

10.8.2 Within five (5) business days after resolution of any indemnification claim by any Buyer Indemnified Party hereunder to which such Indemnified Party is entitled to payment, such payment shall be made by the Sellers.

10.8.3 The Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including, but not limited to all attorney’s fees) incurred in seeking to collect any payments under this Section 10.8.

10.8.4 Any payment required under this Section 10.8 that is not made when due shall bear interest until paid in full at the prime rate of interest as published in The Wall Street Journal (changing as and when such rate changes) plus four percent (4%) or, if less, the maximum rate permitted by applicable usury Laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 360-day year and shall be payable on demand.

10.8.5 If payment shall not be made by the Sellers in the manner required by this Section 10.8, the Buyer shall have the right to (x) offset same against any Net Royalty due to the Company and/or (y) cause the cancellation of that number of shares of Buyer Stock equal to the amount of the payment due (based upon the then fair market value of the Buyer Stock).

ARTICLE 11

RESTRICTIVE COVENANTS

11.1 Acknowledgment. As an inducement to the Buyer to enter into this Agreement, the Transaction Documents and consummate the transactions contemplated hereby and thereby, the Sellers, whether directly or indirectly, personally or as an employee, consultant, associate, partner, member, manager, agent, owner, or an investor, agree and acknowledge that it is necessary that they undertake not to utilize their special knowledge of the Business and their relationships with customers and suppliers to compete with the Buyer.

11.2 Non-Compete. Each Seller hereby agrees that for a period commencing on the Closing Date and ending five (5) years from the Closing Date, or in the case of Michael, the later of five (5) years from the Closing Date or three (3) years from the termination of his consulltancy with the Buyer (said five (5) year period from the Closing Date or three (3) year period from such termination of consultancy is herein referred to as the “Restricted Period”), except on behalf of the Buyer, he will not, directly or indirectly, as agent, employee, consultant, representative, stockholder, manager, member, partner or in any other capacity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person), operate, manage, control, engage in, invest in (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person) or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any business competitive in any material respect with any portion of the business then being conducted by the Buyer anywhere in the world (the “Territory”).

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11.3 Non-Solicitation. Without limiting the generality of the provisions of Section 11.2., except on behalf of the Buyer, each Seller hereby agrees that during the Restricted Period, he will not, directly or indirectly, solicit, or participate as agent, employee, consultant, representative, stockholder, manager, partner or in any other capacity in any business which solicits business from any Person which is or was a customer or supplier of the Business at any time during the three (3)-year period preceding the date of such solicitation, or from any successor in interest to any such Person for the purpose of securing business or Contracts related to any portion of the Buyer’s business.

11.4 Confidential Information. During the term of this Agreement and thereafter, each Seller shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Buyer, furnish, make available or disclose to any third party or use for the benefit of such Seller or any third party, any Confidential Information. As used in this Section 11.4, “Confidential Information” shall mean any information relating to this Agreement and the transactions contemplated hereby, the business or affairs of the Buyer or the Business, and information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company or the Buyer in connection with the business being conducted by the Buyer; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known through no wrongful act on the part of any Seller.

11.5 Interference with Relationships.

11.5.1 During the Restricted Period, each Seller shall not, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, member, partner or in any other capacity, request, directly or indirectly, that any suppliers, customers or clients of the Buyer, or other Persons sharing a business relationship with the Buyer curtail or cancel their business with the Buyer, or in any other way interfere with any such business relationships with the Buyer, or otherwise take action which might be to the material disadvantage of the Buyer.

11.5.2 During the Restricted Period, each Seller shall not, without the prior written consent of the Buyer, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, member, partner or in any other capacity, employ or engage, or recruit or solicit for employment or engagement, any person (i) who is employed or engaged by the Company or the Buyer or any of its Affiliates (both before and after the Closing Date), (ii) who was employed or engaged by the Buyer within six (6) months of such contact, or (iii) who was employed by the Company or engaged in the Business during the six (6) month period prior to the Closing Date, or otherwise seek to influence or alter any such person’s relationship with the Company or the Buyer.

11.6 Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term or any particular restrictive covenant contained in this Article 11 too lengthy or the Territory too extensive, the other provisions of this Article 11 shall nevertheless stand, and the Restricted Period and/or the Territory shall be reduced to such duration or size as such court shall determine to be permissible.

11.7 Remedies. Each Seller acknowledges and agrees that the covenants set forth in this Article 11 are reasonable and necessary for the protection of the Buyer’s business interests, that irreparable injury will result to the Buyer if any Seller breaches any of the terms of this Article 11 and that in the event of any actual or Threatened breach by any Seller of any of the provisions contained in this Article 11, the Buyer will have no adequate remedy at Law. Each Seller accordingly agrees that in the event of any actual or Threatened breach by him of any of the provisions contained in this Article 11, the Buyer shall be entitled to injunctive and other equitable relief, without the necessity of showing actual monetary damages and without posting any bond or other security. Nothing contained herein shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or Threatened breach, including the recovery of any damages.

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ARTICLE 12

MISCELLANEOUS

12.1 Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed property served if (a) delivered personally, (b) mailed by first class certified mail, return receipt requested, postage prepaid or (b) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a) If to the Buyer:

XZERES WIND CORP.

9025 SW Hillman Court

Building 31 Suite #3126

Wilsonville, Oregon 97070

With a copy to (which shall not constitute notice):

Paul M. Petigrow, Esq.

Lampf, Lipkind, Prupis & Petigrow

80 Main Street, Suite 350

West Orange, New Jersey 07052

(b) If to the Sellers:

35 Mooring Line Drive

Rochester, New York 14622

With a copy to (which shall not constitute notice):

John I. Menard, Esq.

Van Loon Menard, Attorneys at Law

1 South Washington Street, Suite 410

Rochester, New York 14614

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Date of Service of such notice shall be (x) the date such notice is personally delivered, (y) three Business Days after date of mailing if sent by certified mail, or (y) one (1) Business Day after the date of delivery to the overnight courier if sent by overnight courier.

12.2 Public Announcements. Without the prior written consent of the Buyer, prior to the Closing, the Company shall not make, nor shall it permit its Affiliate to make, any public announcement or filing with respect to the transactions provided for herein.

12.3 Severability. If any provision hereof shall be invalid, illegal or unenforceable in any respect or in any jurisdiction, and if the extent of such invalidity, illegality or unenforceability does not destroy the basis of this agreement, such provision shall be severable and the invalidity, illegality or unenforceability thereof shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, and the remaining provisions hereof shall remain in full force and effect and shall be enforceable to the maximum extent permitted by Law unless not invalidating or rendering unenforceable the remaining provisions shall be inequitable.

12.4 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operated or be construed as a waiver of any other breach.

12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the others.

12.6 Deliveries. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all parties, except that the failure of any party to comply with such a request shall not render this Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby invalid or unenforceable. No party hereto or to any such other agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

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12.7 Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, however, that any sales or transfer taxes and all fees and charges and any Governmental Body relating to the sale and transfer of the Transferred Assets shall be borne solely by the Company.

12.8 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes and convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

12.9 Governing Law, Dispute Resolution.

12.9.1 This Agreement and the rights and obligations of the parties hereunder shall be governed in all respects, including validity, interpretation and effect, by the Law of the State of Nevada, without regard to its rules of conflicts of law.

12.9.2 Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the state and federal courts located in the State of Nevada in any and all actions, suits or proceedings between or among any of the parties hereto, whether arising hereunder or otherwise, and irrevocably waives to the fullest extent permitted by Law any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such court and any claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum; provided, however, that the Company shall have right to enforce the provisions of Article 11 hereof (Restrictive Covenants) in any court of competent jurisdiction in any state.

12.9.3 Each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, or by delivery by a nationally recognized express courier service, with delivery charges prepaid, in each case to the address at which such party is to receive notice in accordance with Section 12.1 hereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, all claims of error by reason of any such service pursuant to the terms hereof (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service (a) shall be deemed in every respect effective service of process in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service. Nothing contained herein shall affect the right of any party hereto to serve process in any manner permitted by Law.

12.9.4 In the event any party hereto is required to engage the services of legal counsel in connection with an action to enforce or interpret the terms and conditions of this Agreement against the other party or parties, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and experts and accountants, and other related costs, from the non-prevailing party, including any fees or costs incurred at trial or in any appellate proceeding.

12.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties, provided, however, that the Buyer shall be allowed to assign its rights and benefits hereto to a third party so long as the assignee assumes the Buyer’s obligations hereunder.

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12.11 Entire Agreement. This Agreement, the Preamble, the Recitals and all of the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the other Transaction Documents set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof (including, but not limited to, any term sheet and/or letter of intent), and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

12.12 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

12.13 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

12.14 Reliance By Buyer. Notwithstanding the right of Buyer to investigate the

Business, assets and financial condition of the Company, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by Sellers in this Agreement or pursuant hereto.

12.15 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (d) the terms “include,” “includes,” and “including” shall mean by way of example and not by way of limitation, (e) “or” is not exclusive, (f) the phrases “arising out of” or “arises out of” mean arising out of, in connection with or otherwise relating to (notwithstanding that in some cases all of such words may be used and in most cases they are not); (g) a reference in a document to an article, section, exhibit or schedule is to the article, section, exhibit or schedule of such document unless otherwise indicated, (h) references to any document shall include all exhibits, schedules and other attachments thereto, and (i) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or questions of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

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12.16 Further Assurances. The Buyer and the Sellers shall from time to time after the Closing, at any other party’s reasonable request, execute and deliver or cause to be executed and delivered such instruments of transfer, conveyance and assignment (in addition to those delivered at the Closing), and take or cause to be taken such other action, as such any party may reasonably require, to effect, consummate, confirm, or evidence the transactions contemplated hereby. The Sellers and the Buyer will also do such acts as are necessary to perform their covenants and agreements herein.

IN WITNESS WHEREOF, the parties have executed this Asset Acquisition Agreement as of the date first written above.

THE SELLERS:

ROCHESTER POWER SAVER, INC.

By: /s/Michael Dana

Michael Dana, President

/s/Michael Dana

MICHAEL DANA, individually

/s/Lisette Dana

LISETTE DANA, individually

THE BUYER:

XZERES WIND CORP.

By: /s/David N. Baker

David N. Baker, Chairman of the Board

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